Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-154844

Issuer Free Writing Prospectus, dated October 22, 2009

$1,000,000,000

Senior Notes Offering

Summary of Final Terms

Dated October 22, 2009

	3.25% Senior Notes due 2014	4.70% Senior Notes due 2019

Issuer	Boeing Capital Corporation	Boeing Capital Corporation

Rating (Moody’s, S&P, Fitch) ¹	A2 / A / A+ (negative / stable / negative)	A2 / A / A+ (negative / stable / negative)

Principal Amount	$500,000,000	$500,000,000

Trade Date	10/22/2009	10/22/2009

Settlement Date (T+3)	10/27/2009	10/27/2009

Maturity Date	10/27/2014	10/27/2019

Treasury Benchmark	2.375% due 09/30/2014	3.625% due 08/15/2019

Treasury Price / Yield	100-4 / 2.348%	101-25 / 3.409%

Spread to Treasury	95 bps	130 bps

Reoffer Yield	3.298%	4.709%

Coupon (Interest Rate)	3.250%	4.700%

Price to Public ²	99.780%	99.929%

Gross Fee Spread	0.35%	0.45%

Coupon Dates	04/27, 10/27	04/27, 10/27

1st Coupon Payment	04/27/2010	04/27/2010

Call Provision	MWC @ T + 20 bps	MWC @ T + 25 bps

CUSIP / ISIN	097014 AK0 / US097014AK06	097014 AL8 / US097014AL88

Joint Book-Running Managers	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P Morgan Securities Inc.	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P Morgan Securities Inc.

Senior Co-Managers	Banc of America Securities LLC	Banc of America Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Calyon Securities (USA) Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Advisors, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Calyon Securities (USA) Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Advisors, LLC

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from October 27, 2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037, Goldman, Sachs & Co. at 866-471-2526 and J.P. Morgan Securities Inc. collect at 212-834-4533.